EXHIBIT 4.4

SOLAR THIN FILMS, INC.
116 John Street, Suite 1120
New York, New York 10038

October 25, 2010

Alan Roberts, Esq.
47 Aberdeen Drive
Huntington, NY 11743
Re: Compensation Agreement
Gentlemen:

This agreement will acknowledge that since September 1, 2009, Alan Roberts, Esq. has been acting as Special Counsel as of October 1, 2010, Solar Thin Films, Inc., a Delaware corporation (the "Company") and has rendered legal services to the Company in matters relating to litigation. This letter will acknowledge that the fair value of the services rendered by Mr. Roberts is $100,000 (the "Outstanding Obligations"). The Company is currently unable to make payments in cash of the foregoing Outstanding Obligations, and desires to have Mr. Roberts continue to provide legal services to the Company in connection with various matters. In order to induce the Consultant to continue to provide consulting services to the Company, and in satisfaction of a portion of the Outstanding Obligations, the undersigned parties hereby agree as follows:

1.           In lieu of cash payment(s) of $100,000, representing payment in full of all Outstanding Obligations and in consideration of the Consultant's risk in accepting stock in lieu of a cash payment, the Company shall issue to the Consultant an aggregate of 200,000 shares of Company common stock, par value $.01 per share (the "Shares");

2.           In accordance with applicable securities regulations, the Shares will be registered in the name of Alan Roberts, the sole legal and beneficial owner of such Shares.

3.           By not later than ten (10) days following the date of execution of this Compensation Agreement, the Company shall register the Shares under the Securities Act of 1933, as amended, by filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission (the "SEC").

4.           Miscellaneous.

(a)           The Company represents, warrants and covenants to the Consultant that

(i)	The Company has been a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for more than fifteen years and since becoming a reporting company has been current in the filing of all forms or reports with the Securities and Exchange Commission ("SEC"). All such reports and statements filed by the Company with the SEC (collectively, "SEC Reports") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

(ii)	The shares of Company Common Stock are listed for trading on the FINRA OTC Bulletin Board stock exchange under the symbol "SLTZ.OB" No stop order, suspension notice or other communications or notice from the SEC, FINRA or other governmental agency or authority has been received by the Company or any of its officers, directors or other affiliates, which could reasonably be expected to result in the possibility that such shares of Company Common Stock could be delisted from trading on such stock exchange.

(b)           The Consultant represents warrants and covenants to the Company that

(i)	None of the services consultant has or will provide to the Company were in connection with the offer or sale of securities in a capital raising transaction

(ii)	As of the date of this agreement, Consultant has not and will not in the future promote the Company's common stock or maintain a market for such common stock.

(c)           The Company further represents, covenants and warrants to the Consultant that The Company has disclosed all events, conditions and facts materially affecting the business, financial conditions or results of operation of the Company all of which have been set forth in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2009, as filed with the SEC on April 15, 2010; and its quarterly reports on form 10-Q for the periods ending March 31, 2010, as filed with the SEC on May 24,2010, and for the period ending June 30,2010, as filed with the SEC on August 23, 2010, all of which are hereby incorporated by reference.

(d)           This Compensation Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Compensation Agreement by signing such counterpart.

(e)           This Compensation Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York. The parties designate all federal and state courts of record sitting in New York County, New York as forums where any claims in respect of or arising out of this Agreement, or the transactions contemplated by this Agreement shall be prosecuted as to all parties, their successors, assigns, and by the foregoing designations the parties consent to the jurisdiction and venue of such courts.

[Signatures appear on following page]

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Compensation Agreement.

Very truly yours,

SOLAR THIN FILMS, INC.

By:	/s/ Robert M. Rubin
Name:	Robert M. Rubin
Title:	CEO and CFO

ACCEPTED AND AGREED TO AS OF THE DATE FIRST
WRITTEN ABOVE:

/s/Alan Roberts

Alan Roberts Esq.